Exhibit 99.3

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Completes Acquisition of Kemmerer Mine

Englewood, CO – January 31, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) today announced the completion of the acquisition of Chevron Mining Inc.’s Kemmerer coal mine in Lincoln County, Wyoming. Total consideration for the purchase of the Kemmerer mine included a cash payment of $76.5 million and the assumption of approximately $118.0 million in certain liabilities, including post retirement medical, pension, black lung, and asset retirement obligation liabilities.

“We are pleased to have completed this transaction and look forward to working with the customers of the Kemmerer mine,” said Keith E. Alessi, Westmoreland’s President and CEO.  “We also welcome the employees of the mine to the Westmoreland family. The Kemmerer mine is an excellent strategic acquisition for us and represents both growth and diversification for our business.”

Over the last five years, Kemmerer has produced, on average, 4.8 million tons of high-quality sub-bituminous coal for sale to the adjacent Naughton power station, as well as various industrial customers located in the proximate geographic region. The transaction includes approximately 118 million tons of coal reserves as of December 31, 2011, enough for 20 years of production; a skilled and stable workforce; recently installed state-of-the-art coal preparation and loadout facilities; strong customer commitments; and an expansive fleet of well maintained mining equipment.  Additionally, substantially all of Kemmerer’s projected production for 2012 through 2016 is committed and priced under existing sales contracts.

Forward-Looking Information

This press release contains “forward-looking” statements.  Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk.  It is possible that future events may differ from expectations due to a variety of risks and other factors such as market conditions. It is not possible to foresee or identify all such factors.  Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of Westmoreland’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  Westmoreland does not intend to update any particular forward-looking statements contained in this press release.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  The Company’s coal operations include coal mining in the Powder River Basin in Montana, sub-bituminous mining in Wyoming, and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

# # #

Contact: Kevin Paprzycki (855) 922-6463